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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                          Date of Report: February 8, 1999

                        Hawaii National Bancshares, Inc.

Exact Name of Registrant                Commission            I.R.S. Employer
as Specified in its Charter             File Number           Identification No.
---------------------------             -----------           ------------------

Hawaii National Bancshares, Inc.          0-15508                99-0250218


                                 State of Hawaii
                 (State or other jurisdiction of incorporation)

                  45 North King Street, Honolulu, Hawaii 96817
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (808) 528-7711

                                      None
         (Former name or former address, if changed since last report.)

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Item 5.        Other Events

On February 8, 1999, the Registrant issued the following press release:

HAWAII NATIONAL BANCSHARES, INC. ANNOUNCES 1998 FINANCIAL REPORT

        Hawaii National Bancshares, Inc. reported a net loss of $346,000 or $0.49 per share for 1998, compared to net income of $651,000 or $0.92 per share for 1997. The lower results, which were anticipated by the company, were attributable to the implementation of certain strategic initiatives and Hawaii's prolonged economic slump, which continues to take its toll on the local business community.

        Hawaii National Bancshares, Inc. is the parent company of Hawaii National Bank, one of the last independent community banks in Hawaii and the only bank in the State to hold a federal charter and belong to the Federal Reserve System. The company is taking a long-term view which focuses on increasing the bank's franchise value and positioning it to compete more effectively in the rapidly changing financial services industry. In order to accomplish these objectives, the strategy is to grow the bank to take advantage of economies of scale and to invest in new technology to improve efficiency. While embarking on this course has put pressure on short-term earnings, the company believes that having a long-term horizon is far more important, especially in this environment where the lines between banks and nonbank institutions are becoming increasingly blurred. In order to provide for future growth opportunities, the Board of Directors has decided to reinvest all of the earnings eligible for dividends in 1999 back into the company.

        While other financial institutions have been closing offices, Hawaii National Bank believes that branches are a cornerstone in the community. Vice Chairman and CEO Warren K.K. Luke explains, "A local presence and a convenient location is very important to many consumers and small businesses. Our customers appreciate our personalized style of banking and the continuity of service that we provide." Since 1995, the bank has opened four new branches, including its first in-store branch in 99 Ranch Market in 1998. This brings the total number of branches in the bank's network to eleven on Oahu, two on Maui and one on the Big Island. The new facilities will provide the bank with an opportunity to expand its loan and deposit base; however, based on past experience, new offices initially have a negative impact on earnings, until the volume of business grows to cover overhead expenses.

        In order to compete effectively in today's market, the company recognizes that the bank must become a lower-cost provider. The company's strategy is to leverage technology to gain operating efficiencies and drive down costs. In keeping with its long-term plan, the operations of Computer Systems International, Ltd., a data processing provider, were merged into the bank in October 1997. While the effect of bringing this function in-house has increased overhead costs in the short-run, the anticipated efficiencies that will accrue over time should enable the bank to significantly reduce costs in other areas without compromising customer service. In 1998, Hawaii National Bank successfully completed a


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conversion to a new core processing system that will enable it to offer a number of new electronic banking products, including PC banking for consumers and businesses, to its customers. The new computer system will help the bank prepare for the new millenium.

        Besides the initiatives described above, Hawaii's struggling economy also had a major impact on the company's performance in 1998. As a community bank, Hawaii National Bank's market area is concentrated in Hawaii and management believes the bank's activities should remain in the State. Many of the bank's customers are family enterprises and closely-held businesses which have been hit hard by the weak local economy. During 1998, the bank made additional provisions to enhance the allowance for loan and lease losses and incurred higher legal costs relating to problem loan collections. As real estate prices continued to slide, the Bank reduced the carrying values of other real estate owned to bring them in line with current appraisals.

        At December 31, 1998, the company's total assets stood at $312,034,000, an increase of 4% from $298,687,000 at December 31, 1997. Cash and cash equivalents increased 43% to $32,400,000, representing 10% of total assets, compared to 8% the year before. Loans and leases ended 1998 at a record $223,847,000, up 2% over the balance reported as of the same date in 1997. Nonperforming assets, including loans and leases past due for 90 days or more, declined by 13%. Meanwhile, on the funding side, deposits increased 7% to $275,900,000. At year-end 1998, the company's capital ratios continued to exceed regulatory requirements by a substantial margin.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                        Hawaii National Bancshares, Inc.
                                        --------------------------------
                                                 (Registrant)


                                        By:  /s/  Ernest T. Murata
                                             -----------------------------------
                                             Vice President, Treasurer
                                             and Assistant Secretary
                                             (Principal Financial Officer)

                                             Date:  March 8, 1999